Exhibit 10.25

September 11, 2023

Phil Febbo
San Francisco, California Dear Phil,
On behalf of Veracyte (Nasdaq: VCYT) (the “Company”), we are very pleased to offer you the position of Chief Medical Officer & Chief Scientific Officer pursuant to the terms of this letter (this “Offer Letter”). This position reports to Marc Stapley, Chief Executive Officer. This is a full-time exempt position. Your anticipated start date will be October 2, 2023 (such date on which you start your employment the “Start Date”).

The terms of this offer and the benefits currently provided by the Company are as follows:

1.    While rendering services to the Company, you will not engage in any other employment, consulting, or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company nor will you assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties to the Company.
2.    You will receive a base salary of $550,000 per year, less all applicable taxes and withholdings. You will be paid in accordance with Veracyte’s established payroll schedule, which is presently semi- monthly and is subject to change. This salary is intended to apply through 2024 and you will therefore not be eligible for a salary increase for 2024. You will first be eligible for a salary increase in connection with the Company’s annual merit cycle, if any, beginning in or around March 2025.

In addition, you will initially be eligible for an annual target bonus of 55% of your base salary under the Company’s incentive bonus plan (“Target Bonus” and the Company’s incentive bonus plan, the “Company Incentive Plan”), with the actual bonus amount awarded to you (the “Actual Bonus”) based upon the achievement of Company and individual performance objectives established by the Compensation Committee of the Board or the Board. Your Actual Bonus for fiscal year 2023 will be pro-rated based upon the number of days you are employed during such year. To receive payment of any Actual Bonus, you must be employed by the Company on the last day of the period to which such bonus relates and at the time bonuses are paid.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of compensation, job titles and reporting relationships.

3.    Option Grant: Subject to the approval of the Committee, you will be granted an option to purchase shares of Veracyte Common Stock in an amount equal to approximately $1,360,000 (“Option Value”). The number of shares of Common Stock subject to your Option will be calculated by

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dividing the Option Value by the Black-Scholes value as calculated by the Company on the last day of the month prior to the month in which you start your employment with Veracyte, rounded down to the nearest whole share. The exercise price per share will be equal to the closing price of Veracyte Common Stock on the Nasdaq Global Market on the grant date. The Option will vest as to 1/4 of the shares subject to the Option on the first anniversary of your Start Date, and then 1/48 of the shares subject to the Option each month thereafter for the next 36 months, subject to your continued Service (as defined in the Plan (as defined below)) on each such vesting date except as may be provided in the Severance Agreement (as defined below).

Restricted Stock Unit (RSU) Grant: Subject to the approval of the Committee, you will be granted RSUs in an amount equal to approximately $1,320,000 (“RSU Value”). The number of RSUs will be calculated by dividing the RSU Value by the 30- trading day trailing average price ending on the last day of the month prior to your Start Date, rounded down to the nearest whole share. The RSUs will vest over four years, with the first 1/4th of the RSUs vesting on the first annual anniversary of the Designated Quarterly Vesting date (as defined below) that coincides with, or immediately follows, your Start Date and an additional 1/16th of the RSUs vesting on each subsequent Designated Quarterly Vesting Date thereafter, so long as you remain in Service (as defined in the Plan) on each vesting date except as may be provided in the Severance Agreement. The Company’s “Designated Quarterly Vesting Dates” are March 2, June 2, September 2, and December 2.

Performance Restricted Stock Unit (PSU) Grant: Subject to the approval of the Committee, you will be granted PSUs in an amount equal to $1,320,000 at “target” level achievement (“PSU Value”). The number of PSUs will be calculated by dividing the PSU Value by the 30-[trading or calendar?] day trailing average price ending on the last day of the month prior to your Start Date, rounded down to the nearest whole share. The PSU will be subject to the same terms and conditions, including performance metrics and vesting requirements, as the PSUs granted to certain of the Company’s executive officers in February 2023 (the “2023 PSUs”).The 2023 PSUs are split between a two-year and three-year performance period with 40% of the total target number of shares subject to the achievement of the pre-determined performance target(s) for 2024 and 60% of the total target number of shares subject to the achievement of the pre-determined performance target(s) for 2025.

All grants will be made under, and are subject to the terms and conditions set forth in, the Company’s 2023 Equity Incentive Plan (the “Plan”) and applicable written or electronic award agreements (the “Award Grant Agreements”).
4.    You will enter into a Change of Control and Severance Agreement with the Company to be provided concurrently herewith (the “Severance Agreement”).

5.    Your primary location of employment will be the Company’s office in South San Francisco, California,. Expenses incurred as a result of your business travel must be in accordance with the Veracyte Travel and Expense Reimbursement Policy.

6.    You will be eligible to participate in the Company’s regular medical, dental, vision, and life insurance benefits, 401(k), and Employee Stock Purchase Plan, and the other employee benefit plans established by the Company for its employees from time to time.
You will also be eligible to receive paid time off and Company paid holidays in accordance with the Company’s established policies in effect from time to time. These and other policies are explained fully in the Company’s employee handbook.

7.    Although we hope that your employment with the Company is mutually satisfactory, please note that, should you accept our offer, your employment at the Company is “at will”. This means that your employment is for no specific period of time and the employment relationship can be

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terminated by either you or the Company for any reason, at any time, without prior notice and with or without cause, subject to the Severance Agreement. However, if employment is terminated by you, the Company requests that you provide as much notice as possible.
This is the entire agreement between you and Veracyte regarding the “at-will” nature of your employment. Any statements or representations to the contrary are superseded by this Offer Letter. Further, your participation in any equity incentive plan or benefit program is not a guaranty of employment. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and practices, may change from time to time, the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and a duly authorized officer of the Company.

8.    As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, you must sign and abide by the Company’s At-Will Employment, Confidential Information and Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”). This requires, among other provisions, the assignment of rights to any invention made within the scope of and during your employment with the Company, as well as non-disclosure of Company confidential and proprietary information. There is also a requirement for resolution by binding arbitration of any dispute arising out of our employment relationship as permitted by law. The terms of these agreements are described in detail in the Confidentiality Agreement, a copy of which is enclosed with this Offer Letter.

9.    We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. You represent that your signing of this Offer Letter, the Award Grant Agreements and the Company’s Confidential Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.
10.    Our offer is contingent on (a) Veracyte’s satisfactory verification of criminal, education, and/or employment background and (b) your delivery to the Company, within three (3) business days of your date of hire, of documentation demonstrating that you have authorization to work in the United States, as required by Federal law. If you have questions about this requirement, which applies to U.S. citizens and non-citizens alike, you may contact Human Resources.
11.    You and the Company will enter into the form of indemnification agreement provided to other similarly situated officers and directors of the Company. In addition, you will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.
12.    All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

13.    All amounts payable to you hereunder shall be subject to recoupment pursuant to any compensation recoupment and forfeiture policy adopted by the Board or any committee thereof or as required by law that is applicable generally to executive officers of the Company.

14.    This Offer Letter will be governed by the laws of the State of California without reference to conflict of laws provisions, and the parties hereto submit to the exclusive jurisdiction of the state and federal courts of the State of California.

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15.    This Offer Letter, together with the Award Grant Agreements, the Confidentiality Agreement and the Severance Agreement and any other agreements described herein, set forth the terms of your employment with the Company, and supersedes all prior offers, negotiations, representations, or agreements relating to such subject matter, whether written or oral, including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations. You acknowledge that neither the Company nor its agents have made any promise, representation, or warranty whatsoever, either express or implied, written or oral, which is not contained in this Offer Letter for the purposed of inducing you to execute this Offer Letter, and you acknowledge that you have executed this Offer Letter in reliance only upon such promises, representations, and warranties as are contained herein.

16.    The provisions of this Offer Letter are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. The provisions of this Offer Letter shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Offer Letter.

To accept our offer, please sign and date this Offer Letter below.

We’re all keenly looking forward to welcoming you aboard! If you have any question about this offer or its terms, please feel free to contact me or Annie McGuire, General Counsel and Chief People Officer, at annie.mcguire@veracyte.com.

Sincerely,

/s/ Marc Stapley

Marc Stapley
Chief Executive Officer

Agreed to and accepted:

Signature	/s/ Philip Febbo
Printed Name:	Philip Febbo
Date:	9/13/2023
6000 Shoreline Court, Suite 300, South San Francisco, CA 94080 | T: 650.243.6300 | F: 650.243.6301

Attachments:
Exhibit A: At-Will Employment, Confidential Information and Invention Assignment and Arbitration Agreement
Exhibit B: Change of Control and Severance Agreement Exhibit C: Indemnification Agreement
6000 Shoreline Court, Suite 300, South San Francisco, CA 94080 | T: 650.243.6300 | F: 650.243.6301